Exhibit 10.59
RESTRICTED STOCK AGREEMENT
FLOWSERVE CORPORATION
2004 STOCK COMPENSATION PLAN
     This Restricted Stock Agreement (the “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and                   (the “Participant”) as of ___(the “Date of Grant”).
W I T N E S S E T H
     WHEREAS, the Company has adopted the Flowserve Corporation 2004 Stock Compensation Plan (the “Plan”) to strengthen the ability of the Company to attract, motivate and retain Employees, Outside Directors and Consultants who possess superior capabilities and to encourage such persons to have a proprietary interest in the Company; and
     WHEREAS, the Organization and Compensation Committee of the Board of Directors of Flowserve Corporation believes that the grant of Restricted Stock to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted; and
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
     1. Restricted Stock
     In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of                   shares of Common Stock, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Stock”).
     2. Restrictions on Transfer Before Vesting
(a)	The Restricted Stock will be transferred of record to the Participant and a certificate or certificates representing said Restricted Stock will be issued in the name of the Participant immediately upon the execution of this Agreement. Each of such Restricted Stock certificates will bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions as permitted under Section 15.9 of the Plan. The Company may either deliver such Restricted Stock certificate(s) to the Participant, retain custody of such Restricted Stock certificate(s) prior to vesting (the “Restriction Period”) or require the Participant o enter into an escrow arrangement under which such Restricted Stock certificate(s) will be held by an escrow agent. The delivery of any shares of Restricted Stock pursuant to this Agreement is subject to the provision so Paragraph 9 below.

(b)	Absent prior written consent of the Committee, the shares of Restricted Stock granted hereunder to the Participant may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, from the Date of Grant until said shares shall have become vested in the Participant over the three year period following the Date of Grant in accordance with the following table, or as otherwise provided in Paragraph 3:

Aggregate Percentage of Shares of Restricted
Date	Stock Granted herein which are Vested
Insert Date	33 1/3%
Insert Date	66 2/3%
Insert Date	100%
(c)	Consistent with the foregoing, except as contemplated by Paragraph 6, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant or his Beneficiary hereunder shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Paragraph 6, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.
     3. Effect of Termination of Employment or Services
(a)	The Restricted Stock granted pursuant to this Agreement shall vest in accordance with the vesting schedule reflected in Paragraph 2(b) above, as long as the Participant remains employed by or continues to provide services to the Company or a Subsidiary. If, however, either:
(i)	the Company and its Subsidiaries terminate the Participant’s employment (or if the Participant is not an Employee, determine that the Participant’s services are no longer needed), or

(ii)	the Participant terminates employment (or if the Participant is not an Employee, ceases to perform services for the Company and its Subsidiaries), then the shares of Restricted Stock that have not previously vested in accordance with the vesting schedule reflected in Paragraph 2(b) above, as of the date of such termination of employment (or cessation of services, as applicable), shall be forfeited by the Participant to the Company.

(b)	Notwithstanding Paragraph 3(a) above, upon the cessation of the Participant’s employment or services (whether voluntary or involuntary), the Committee may, in its sole and absolute discretion, elect to accelerate the vesting of some or all of the unvested shares of Restricted Stock.
     4. Forfeiture and Disgorgement Upon Competition
(a)	Notwithstanding any provisions in this Agreement to the contrary, in the event either (A) the Participant violates the provisions of Paragraph 4(b) or the provisions of any confidentiality, non-competition, non-solicitation and/or non-recruitment agreement by and between the Company and the Participant or (B) the Participant or anyone acting on the Participant’s behalf brings a claim against the Company seeking to declare any term of this Paragraph 4 void or unenforceable or the provisions of any other confidentiality, non-competition, non-solicitation and/or non-recruitment agreement by and between the Company and the Participant void or unenforceable, then:

(i)	the shares of Restricted Stock shall immediately cease to vest and all shares of Restricted Stock that have not previously vested in accordance with the vesting schedule reflected in Paragraph 2(b) above, as of the date of such violation, shall be forfeited by the Participant to the Company;

(ii)	this Agreement (other than the provisions of this Paragraph 4) will be terminated on the date of such violation;

(iii)	the Participant will immediately sell to the Company all shares of Restricted Stock acquired by the Participant pursuant to this Agreement that had previously vested in accordance with the vesting schedule reflected in Paragraph 2(b) above and are still owned by the Participant on the date of such violation for the lesser of (a) the price paid by the Participant for such Restricted Stock or (b) the Fair Market Value of such Restricted Stock on the date of sale to the Company;

(iv)	the Participant will immediately pay to the Company any gain that the Participant realized on the sale of shares of Restricted Stock acquired pursuant to this Agreement and sold within the 180-day period preceding the date of the violation and the one-year period following such date; and

(v)	the Company shall be entitled to payment by the Participant of its attorneys’ fees incurred in enforcing the provisions of this Paragraph 4, in addition to any other legal remedies.
The provisions of this Paragraph 4 shall survive the termination or expiration of this Agreement.
(b)	By execution of this Agreement, the Participant, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees to the following from the date of grant until the date one (1) year immediately following the his or her termination of employment (for any reason):

The Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:
(i)	Non-Competition

Become employed by, advise, perform services or otherwise engage in any capacity with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope and the Participant’s job duties are international in scope, the “Restricted Area” is worldwide. However, the Participant may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that the Participant is not a controlling person of, or member of a group that controls such business, and provided further that the Participant does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business.

(ii)	Non-Solicitation

Solicit business from, attempt to transact business with, or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (1) the Participant contacted, called on, serviced, did business with or had contact with during the Participant’s employment or that the Participant attempted to contact, call on, service, or do business with during the Participant’s employment; or (2) the Participant became acquainted with or dealt with, for any reason, as a result of the Participant’s employment with the Company. This restriction applies only to business that is in the scope of services or products provided by the Company.

(iii)	Non-Recruitment

Hire, solicit for employment, induce or encourage to leave the employment of the Company, or otherwise cease their employment with the Company, on behalf of himself/herself or any current supervisor, manager, director, vice-president, president or officer of the Company or any supervisor, manager, director, vice-president, president or officer whose employment ceased than less than twelve (12) months earlier.
(c)	Confidential Information

Immediately upon Participant’s execution of this Agreement, and continuing on an ongoing basis during Participant’s employment, the Company agrees to provide Participant with new Confidential Information (defined below) to which Participant has not previously had access. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:
(i)	Information concerning customers, clients, marketing, business and operational methods of the Company and their customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by any of the Company;

(ii)	Business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(iii)	Financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(iv)	Names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(v)	Any non-public matter or thing obtained or ascertained by Participant through Participant’s association with the Company, the use or disclosure of which might reasonably be construed to be contrary to the best interests of any the Company.
(d)	Non-Disclosure

In exchange for the Company’s promise to provide Participant with Confidential Information, Participant shall not, during the period of Participant’s employment or at any time thereafter, disclose to anyone, or publish, or use for any purpose, any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or the Participant’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the termination of Participant’s employment for any reason, Participant shall immediately return and deliver to the Company any and all Confidential Information, computers, hard-drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in Participant’s possession, custody or control, whether prepared by Participant or others. If at any time after termination of Participant’s employment, for any reason, Participant determines that Participant has any Confidential Information in Participant’s possession or control, Participant shall immediately return to the Company all such Confidential Information in Participant’s possession or control, including all copies and portions thereof.

(e)	By execution of this Agreement, the Participant agrees that the provisions of this Paragraph 4 shall apply to all grants (including, without limitation, grants of incentive stock options, nonqualified stock options and restricted stock) made to the Participant pursuant to the Plan in 2006 and, to the extent the provisions of such grants are inconsistent with any of the provisions of this Paragraph 4, the Company and the Participant agree that (x) the provisions of this Paragraph 4 shall control and (y) the provisions of any such award agreements are hereby amended by the terms of this Paragraph 4.
5. Limitation of Rights
     Nothing in this Agreement or the Plan shall be construed to:
(a)	give the Participant any right to be awarded any further restricted stock or any other Award in the future, even if restricted stock or other Awards are granted on a regular or repeated basis, as grants of restricted stock and other Awards are completely voluntary and made solely in the discretion of the Committee;

(b)	give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c)	confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.
6. Prerequisites to Benefits
     Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the Restricted Stock awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.
7. Rights as a Stockholder
     Subject to the limitations and restrictions contained herein, the Participant (or Beneficiary) shall have all rights as a stockholder with respect to the shares of Restricted Stock, including the right to vote and receive dividends.
8. Successors and Assigns
     This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
9. Securities Act
     The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):
(a)	stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b)	stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:
(i)	through a broker on a national securities exchange or

(ii)	with the prior written approval of the Company; and
(c)	containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.
     10. Federal and State Taxes
(a)	Any amount of Common Stock that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b)	Notwithstanding Paragraph 10(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:
(i)	the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii)	the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding; or

(iii)	the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations.

(iv)	any combination of the alternatives described in Paragraphs 10(b)(i) through 10(b)(iii) above.
(c)	Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 10(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.
11. Governing Law
     This Award Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Texas.
12. Definitions
     All capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan unless otherwise defined in this Award Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Participant has hereunto set his/her hand as of the day and year first above written.

FLOWSERVE CORPORATION

By:

Name:

Title:

Date:

[INSERT PARTICIPANT’S NAME]

Name:

Date: